Exhibit 10.2

The Hershey Company
Deferred Compensation Plan
(Amended and Restated as of January 1, 2007)

This Deferred Compensation Plan (the “Plan”) allows participants in the following programs of Hershey Foods Corporation’s Key Employee Incentive Plan (“KEIP”) to defer receipt of all or part of their awards: (1) cash awards under the Annual Incentive Program (the “AIP”), (2) the cash equivalent or Common Stock of The Hershey Company (the “Company”) representing performance stock unit (“PSU”) awards under the KEIP, and (3) awards of Common Stock of the Company pursuant to restricted stock unit (“RSU”) awards under the KEIP granted on or after January 1, 2001. In addition, this Plan allows participants in The Hershey Company Amended and Restated (2007) Supplemental Executive Retirement Plan (the “SERP”) and The Hershey Company Compensation Limit Replacement Plan (the “CLRP”) to defer receipt of all or a portion of a lump sum cash payment payable under the SERP and CLRP. The Company may allocate Supplemental Core and Supplemental Match Contributions on behalf of eligible Plan Participants, and the Company may credit a specified percentage of Compensation for the benefit of certain Plan Participants under the Defined Contribution Supplemental Executive Retirement Plan (the “DC SERP”). The Plan is intended to benefit those executives of the Company and subsidiaries who are specified as participants in and receive awards under the KEIP, former participants of the SERP and CLRP, and Plan Participants with compensation in excess of Code section 401(a)(17), to secure their goodwill, loyalty and achievement, and to help attract and retain highly qualified executives.

For Grandfathered Amounts, the terms of the Plan in effect on December 31, 2004 and the requirements summarized in Appendix A of this Plan shall be followed in all respects. For amounts deferred or elected to be deferred on or after January 1, 2005 and before January 1, 2007, the terms of this Plan shall be followed in all respects.

Article I
Definitions

The following definitions apply to this Plan:

1.1  401(k) Plan. “401(k) Plan” means The Hershey Company 401(k) Plan, formerly The Hershey Company Employee Savings Stock Investment and Ownership Plan, as in effect from time to time and any successor plan thereto.

1.2  Account. “Account” means a bookkeeping account established by the Company for each Participant under the Plan, which includes, but is not limited to, the following Sub-Accounts: (i) a Supplemental Core Contributions Sub-Account, (ii) a Supplemental Match Contributions Sub-Account, (iii) an AIP Awards Sub-Account, (iv) a PSU Awards Sub-Account, (v) an RSU Awards Sub-Account, (vi) a SERP Benefits Sub-Account, (vii) a CLRP Benefits Sub-Account, and (viii) a DC SERP Benefits Sub-Account.

1.3  AIP and AIP Awards. “AIP” means the Annual Incentive Program, and any similar or successor plan or program, of the KEIP, including annual incentives awarded under the Company’s Sales Incentive Program and any successor or replacement thereof and “AIP Awards” means awards made to the Participant under the KEIP.

1.4  AIP Sub-Account. “AIP Sub-Account” means a bookkeeping account established by the Company for each Participant electing to defer all or a portion of their AIP Awards.

1.5              Board. “Board” or “Board of Directors” means the Board of Directors of the Company.

1.6  Change in Control. “Change in Control” means a Change in Control as such term is defined under the Company’s Executive Benefits Protection Plan (Group 3A).

1.7  Committee or Compensation Committee. “Committee” or “Compensation Committee” means the Compensation and Executive Organization Committee of the Board or any successor committee having similar authority.

1.8  Company. “Company” means The Hershey Company, a Delaware corporation.

1.9  Company Common Stock or Common Stock. “Company Common Stock” or “Common Stock” means the common stock of the Company.

1.10  Compensation. “Compensation” means the sum of (i) base salary paid to a Participant during a calendar year and (ii) amounts awarded under the Company’s AIP, whether paid or deferred.

1.11  CLRP and CLRP Benefits. “CLRP” means the Company’s Amended and Restated Compensation Limit Replacement Plan and “CLRP Benefits” means amounts payable to a Participant under the CLRP that are deferred under this Plan.

1.12  CLRP Benefits Sub-Account. “CLRP Benefits Sub-Account” means a bookkeeping account established by the Company for each Participant electing to defer all or a portion of their lump sum cash payment payable under the CLRP.

1.13  Core Retirement Contributions. “Core Retirement Contributions” means contributions made by the Company on behalf of an employee who is eligible to receive such contributions under Section 5.2(g) of the 401(k) Plan.

1.14  DC SERP and DC SERP Benefits. “DC SERP” means the Defined Contribution Supplemental Executive Retirement Plan as described under Article VI and “DC SERP Benefits” means amounts credited to a Participant’s DC SERP Sub-Account in accordance with Article VI.

1.15  DC SERP Benefits Sub-Account. “DC SERP Benefits Sub-Account” means a bookkeeping account established by the Company for each Participant to which amounts are credited on behalf of the Participant under the DC SERP.

1.16  Determination Date. “Determination Date” means the last day of each calendar quarter or any other date specified by the Plan Administrator in its sole discretion.

1.17  Disabled or Disability. “Disabled” or “Disability” means Disabled as that term is defined under Section 1.15 of The Hershey Company Retirement Plan, as in effect from time to time and any successor plan thereto.

1.18  EBPP. “EBPP” means, with respect to a Participant, the Company’s Employee Benefits Protection Plan (Group 2), Executive Benefits Protection Plan (Group 3), Executive Benefits Protection Plan (Group 3A), or The Hershey Company Severance Benefits Plan for Salaried Employees as applicable to such Participant.

1.19  Grandfathered Amounts. “Grandfathered Amounts” mean amounts deferred under this Plan, if any, to which a Participant had a nonforfeitable right to receive as of December 31, 2004, plus subsequent investment credits. Grandfathered Amounts are subject to the terms of the Plan in effect on December 31, 2004 and the requirements set forth in Appendix A of this Plan. Grandfathered Amounts are exempt from the requirements under Code section 409A.

1.20  Initial Deferral Election. “Initial Deferral Election” means an election to defer (i) AIP Awards, (ii) PSU Awards, (iii) RSU Awards, (iv) SERP Benefits, and (v) CLRP Benefits in accordance with the requirements set forth under Section 4.1.

1.21  Investment Options. “Investment Options” means those investment options which are to be used as earnings indices as described in Section 2.1. Except as hereafter provided with respect to a Participant’s constructive investment in Company Common Stock: (a) the Investment Options are chosen by the Plan Administrator and are subject to change from time to time as the Plan Administrator, in its sole discretion, deems necessary or appropriate, and (b) no provision of this Plan shall be construed as giving any Participant an interest in any of these Investment Options nor shall any provision require that the Company make any investment in any such funds. Investment Options, other than the Company Common Stock Investment Option, may be added, modified or deleted from time to time in the discretion of the Plan Administrator; provided, however, that after the occurrence of a Change in Control, the Plan Administrator shall not alter any Investment Option in effect immediately prior to the Change in Control unless the Investment Options provided are substantially the same as those provided to participants in the Company’s tax-qualified retirement plan having the most investment options available for selection by participants.

1.22  KEIP. “KEIP” means the Hershey Foods Corporation’s Key Employee Incentive Plan and any similar or successor plan or program.

1.23  Long Term Disability Plan. “Long Term Disability Plan” means The Hershey Company Long Term Disability Plan and any similar or successor plan or program.

1.24  Participant. “Participant” means an employee of the Company who is eligible to participate in the KEIP and who meets the eligibility criteria for participation in this Plan established by the Plan Administrator from time to time.

1.25  Plan. “Plan” means The Hershey Company Deferred Compensation Plan as set forth herein and as amended from time to time.

1.26  Plan Administrator. “Plan Administrator” means the Employee Benefits Committee of the Company, or any successor committee having similar authority, or such other individual or committee as may be determined by the Committee from time to time.

1.27              Plan Year. “Plan Year” means the calendar year.

1.28  PSU and PSU Award. “PSU” means performance stock units granted under the KEIP and “PSU Awards” means PSU awards made to the Participant under the KEIP.

1.29  PSU Awards Sub-Account. “PSU Awards Sub-Account” means a bookkeeping account established by the Company for each Participant electing to defer all or a portion of their PSU Awards.

1.30  Retirement Plan. “Retirement Plan” means The Hershey Company Retirement Plan, as in effect from time to time and any successor plan thereto.

1.31              RSU and RSU Awards. “RSU” means restricted stock units granted under the KEIP and “RSU Awards” means RSU awards made to the Participant under the KEIP.

1.32             RSU Awards Sub-Account. “RSU Awards Sub-Account” means a bookkeeping account established by the Company for each Participant electing to defer all or a portion of their RSU Awards.

1.33  SERP and SERP Benefits. “SERP” means The Hershey Company Amended and Restated (2007) Supplemental Executive Retirement Plan and “SERP Benefits” means amounts payable to a Participant under the SERP that are deferred under this Plan.

1.34  SERP Benefits Sub-Account. "SERP Benefits Sub-Account" means a bookkeeping account established by the Company for each Participant electing to defer all or a portion of their lump sum cash payment payable under the SERP.

1.35  Supplemental Core Contributions. “Supplemental Core Contributions” means amounts credited to a Participant’s Supplemental Core Contributions Sub-Account in accordance with Section 3.1.

1.36  Supplemental Core Contributions Sub-Account. “Supplemental Core Contributions Sub-Account” means a bookkeeping account established by the Company for each Participant to which Supplemental Core Contributions are credited on behalf of the Participant.

1.37  Supplemental Match Contributions. “Supplemental Match Contributions” means amounts credited to a Participant’s Supplemental Match Contributions Sub-Account in accordance with Section 3.2.

1.38  Supplemental Match Contributions Sub-Account. “Supplemental Match Contributions Sub-Account” means a bookkeeping account established by the Company for each Participant to which Supplemental Match Contributions are credited on behalf of the Participant.

1.39  Trust. “Trust” means the trust described in Section 9.2.

1.40  Year of Service. “Year of Service” means years of Vesting Service as that term is defined in Section 1.59 of the 401(k) Plan.

Article II
Account and Sub-Accounts

2.1  Account and Sub-Accounts.

a.  Establishment of Account and Sub-Accounts. Except as provided in Section 9.2, any amounts deferred by a Participant will not be funded or set aside for future payment by the Company. Instead, an Account with Sub-Accounts will be established to which (i) Supplemental Core Contributions, (ii) Supplemental Match Contributions, (iii) deferrals of AIP Awards, (iv) deferrals of PSU Awards, (v) deferrals of RSU Awards, (vi) SERP Benefits, (vii) CLRP Benefits, and (viii) DC SERP Benefits shall be credited to each respective Sub-Account, along with investment credits as provided in paragraph c. below.

b.  Participants as Unsecured Creditors. A Participant’s entitlement to receive the amount reflected by his or her Sub-Accounts, to the extent vested, will be based solely on an unfunded unsecured unconditional promise to pay by the Company that is not assignable.

c.  Investment Credits to Sub-Accounts. Subject to such limitations as may from time to time be required by law, imposed by the Plan Administrator or as set forth in paragraph (6) below, and subject to such operating rules and procedures as may be imposed from time to time by the Plan Administrator, each Participant may express to the Plan Administrator a preference as to how the Participant’s Accounts should be constructively invested among the Investment Options; provided that, following a Change in Control, any such preference expressed by a Participant (whether such preference is expressed prior to, or following, a Change in Control) shall be binding upon the Plan Administrator. Such preference shall designate the percentage of the Participant’s Accounts which is requested to be constructively invested in each Investment Option.

(1)  Any initial or subsequent expression of investment preference shall be in writing on a form supplied by and filed with the Plan Administrator or in any other form as determined by the Plan Administrator from time to time in its sole discretion. Participants may change their investment preferences effective as of the beginning of each Plan Year, or more frequently if permitted in the discretion of the Plan Administrator; provided, however, that following a Change in Control, Participants shall be permitted to change their investment preferences at least as frequently as they could under procedures in effect immediately prior to the Change in Control.

(2)  Except as set forth above following a Change in Control, all investment preferences shall be advisory only and shall not bind the Company or the Plan Administrator and the Company shall not be obligated to invest any funds in connection with this Plan. If, however, the Company chooses to invest any amount to provide for its liabilities under this Plan, the Plan Administrator shall have complete discretion as to investments and no Participant shall have any claim on such investments as a fund to provide benefits hereunder.

(3)  From time to time, but not less frequently than each Determination Date, the Plan Administrator shall allocate the net earnings or losses of the Plan since the preceding Determination Date among the Accounts of Participants, and to the extent a Participant’s Investment Option preferences are honored by the Plan Administrator, such net earnings or losses shall be allocated as though the Accounts had been invested in the Investment Option in accordance with the Participant’s indicated preference. The “net earnings or losses” of the Plan shall be equal to the net increase or net decrease (taking into account any constructive dividends or interest thereon), as the case may be, in the value of a Participant’s Accounts since the last Determination Date in accordance with the Participant’s investment preferences or other such allocation of such net increase or net decrease in the value of funds constructively invested by the Plan Administrator and allocated to the Accounts of Participants hereunder.

(4)  If the Plan Administrator receives an initial or revised investment preference which it deems to be incomplete, unclear or improper, the Participant’s investment preference then in effect shall remain in effect (or, in the case of a deficiency in an initial investment preference, the Participant shall be deemed to have filed no investment preference) until the beginning of the next Plan Year, unless the Plan Administrator provides for, and permits the application of, corrective action prior thereto. If a Participant fails to file an effective investment preference, the Participant’s Accounts will be constructively invested in the Investment Option designated by the Plan Administrator from time to time as a default Investment Option.

(5)  If the Plan Administrator determines that the constructive value of an Account as of any date on which distributions are to be made differs materially from the constructive value of the Account on the prior Determination Date upon which the distribution is to be based, the Plan Administrator, in its discretion, shall have the right to designate any date in the interim as a Determination Date for the purpose of constructively revaluing the Account so that the Account from which the distribution is being made will, prior to the distribution, reflect its share of such material difference in value. Similarly, the Plan Administrator may adopt a policy of providing for regular interim valuations without regard to the materiality of changes in the value of the Accounts.

(6)               Notwithstanding the foregoing provisions of this paragraph 2.1.c. to the contrary, (i) prior to a Change in Control, that portion of all deferred PSUs that is payable in Company Common Stock under the KEIP and all deferred RSUs shall be constructively invested in Company Common Stock, (ii) the Participant’s Accounts shall be credited from time to time with the amount of any dividends declared and paid on such Company Common Stock, and shall be adjusted in connection with any stock dividend, split, reorganization, liquidation or other event which affects the number of shares of Common Stock represented by such PSUs and RSUs, and (iii) no other amounts deferred under this Plan shall be constructively invested in

Company Common Stock. Following a Change in Control, no amounts deferred under this Plan shall be required to be constructively invested in Company Common Stock.

d.  Statement of Account and Sub-Accounts. Within a reasonable time after the end of each Plan Year, the Plan Administrator shall submit to each Participant a statement of the balance in his or her Account, including his or her Sub-Accounts; provided, however, that following a Change in Control, such statement of Account and Sub-Accounts shall be provided on at least a quarterly basis.

Article III
Supplemental Core and Supplemental Match Contributions

3.1  Supplemental Core Contributions.

a.  Each Plan Year, for a Participant who (i) is eligible to receive Core Retirement Contributions under Section 5.2(g) of the 401(k) Plan and (ii) defers to this Plan AIP Awards, the Company shall credit to such Participant’s Supplemental Core Contributions Sub-Account an amount equal to three percent (3%) of those deferred amounts as soon as administratively practicable following the last day of the Plan Year.

b.  Each Plan Year, for a Participant who is eligible to receive Core Retirement Contributions under Section 5.2(g) of the 401(k) Plan, the Company shall credit to such Participant’s Supplemental Core Contributions Sub-Account an amount equal to three percent (3%) of the excess of (1) plus (2) less (3), where (1), (2), and (3) are determined as follows:

(1)  Compensation as defined under Section 1.14 of the 401(k) Plan, other than AIP Awards and without application of the limitation under Code section 401(a)(17) (indexed for inflation);

(2)  Amounts awarded under the AIP that are not deferred under this Plan;

(3)  The limit under Code section 401(a)(17) (indexed for inflation).

Such amount shall be credited to a Participant’s Supplemental Core Contributions Sub-Account as soon as administratively practicable following the last day of the Plan Year.

c.  If a Participant becomes Disabled, such Participant shall continue to be credited with Supplemental Core Contributions in accordance with this Section 3.1 until the earlier of (i) two (2) years from the date benefits commence under the Company’s Long Term Disability Plan or (ii) the date he or she is no longer eligible for such long-term disability benefits, based on the amount of Compensation that was payable to the Participant at the time of Disability.

3.2  Supplemental Match Contributions.

a.  Each Plan Year, for a Participant who defers Compensation under the 401(k) Plan equal to (i) the maximum deferral percentage as permitted by the plan administrator under the 401(k) Plan or (ii) the maximum contribution limit under Code section 402(g) (indexed for inflation), the Company shall credit to such Participant’s Supplemental Match Contributions Sub-Account an amount equal to four and one-half percent (4-1/2%) of those amounts awarded under the AIP that are deferred under this Plan as soon as administratively practicable following the last day of the Plan Year.

b.  Each Plan Year, for a Participant who defers Compensation under the 401(k) Plan equal to (i) the maximum deferral percentage as permitted by the plan administrator under the 401(k) Plan or (ii) the maximum contribution limit under Code section 402(g) (indexed for inflation), the Company shall credit to such Participant’s Supplemental Match Contributions Sub-Account an amount equal to four and one-half percent (4-1/2%) of (1) plus (2) less (3), where (1), (2), and (3) are determined as follows:

(1)  Compensation as defined under Section 1.14 of the 401(k) Plan, other than AIP Awards and without application of the limitation under Code section 401(a)(17) (indexed for inflation);

(2)  Amounts awarded under the AIP that are not deferred under this Plan;

(3)  The limit under Code section 401(a)(17) (indexed for inflation).

Such amount shall be credited to a Participant’s Supplemental Match Contributions Sub-Account as soon as administratively practicable following the last day of the Plan Year.

3.3  Time and Form of Distribution.

a.  Nonelective Initial Deferral. Amounts held in a Participant's Supplemental Core Contributions Sub-Account and Supplemental Match Contributions Sub-Account shall be payable in a lump sum cash payment within ninety (90) days following the earlier of a Separation from Service, subject to the requirements under Section 5.2.b., or death, subject to the requirements under Section 5.2.c.

b.  Distribution Upon Disability. Notwithstanding Section 3.3.a., if a Separation from Service is caused by a Participant becoming Disabled, amounts held in a Participant’s Supplemental Core Contributions Sub-Account and Supplemental Match Contributions Sub-Account shall be payable in a lump sum cash payment two (2) years following the date benefits commence under the Company’s Long Term Disability Plan.

c.  Change in Time and Form of Distribution. A Participant may make a subsequent election to change the time or form of the distribution of his or her Supplemental Core Contributions Sub-Account and Supplemental Match Contribution Sub-Account as specified in Section 3.3.a. in accordance with Section 4.2.b., but only if the requirements of Section 4.2.a. are satisfied. A distribution of a Participant’s Supplemental Core Contributions Sub-Account and Supplemental Match Contribution Sub-Account subject to a subsequent deferral election under this Section 3.3.c. shall be made within ninety (90) days following the occurrence of the Participant’s distributable event. Notwithstanding a subsequent deferral election made under this Section 3.3.c., in the case of death, a distribution will be made in accordance with Section 5.2.c.

3.4  Vesting. A Participant shall be one hundred percent (100%) vested in his or her Supplemental Core Contributions Sub-Account and Supplemental Match Contributions Sub-Account after completing three (3) Years of Service with the Company. Notwithstanding the preceding sentence, if a Participant dies or becomes Disabled, such Participant shall be one hundred percent (100%) vested in his or her Supplemental Core Contributions Sub-Account and Supplemental Match Contributions Sub-Account.

Article IV
Elections to Defer

4.1  Initial Deferral Election.

    a.  AIP Awards. A Participant may elect under the Plan to defer receipt of all or a portion of his or her anticipated bonus under the AIP, but such election must be made no later than June 30 of the calendar year in which the bonus is earned. Such AIP Awards shall be credited to a Participant’s AIP Award Sub-Account as soon as administratively practicable following the last day of the Plan Year.

b.  PSU Awards. A Participant may elect under the Plan to defer receipt of all or a portion of the cash or Company Common Stock amount earned as a PSU Award by a date specified by the Plan Administrator in its sole discretion, but such election must be made no later than June 30 of the calendar year in which the performance period for such PSU Award ends. Such PSU Awards shall be credited to a Participant’s PSU Award Sub-Account as soon as administratively practicable following the last day of the Plan Year.

c.  RSU Awards. A Participant may elect under the Plan to defer receipt of all or a portion of the Company Common Stock amount earned as an RSU Award, but such election must be made no later than thirty (30) days after the date of grant, provided the election is also made at least 12 months in advance of the vesting date. Upon the occurrence of a Change in Control, all restrictions on a Participant’s RSU Award shall lapse pursuant to the terms of the KEIP. Such RSU Award shall be credited to a Participant’s RSU Award Sub-Account as soon as administratively practicable following the last day of the Plan Year.

d.  SERP Benefits. A Participant may elect to defer all or a portion of the lump sum cash payment payable under the SERP, provided the election is made at least twelve (12) months before such amounts are payable under the SERP. A distribution of SERP Benefits under this Plan may not be made earlier than at least five (5) years from the date the distribution would have been made but for the Participant’s election to defer such amounts under this Plan. Such SERP Benefits shall be credited to a Participant’s SERP Benefits Sub-Account as soon as administratively practicable following the date a distribution under the SERP would have otherwise been made.

e.  CLRP Benefits. A Participant may elect to defer all or a portion of the lump sum cash payment payable under the CLRP, provided the election is made at least twelve (12) months before such amounts are payable under the CLRP. A distribution of CLRP Benefits under this Plan may not be made earlier than at least five (5) years from the date the distribution would have been made but for the Participant’s election to defer such amounts under this Plan. Such CLRP Benefits shall be credited to a Participant’s CLRP Benefits Sub-Account as soon as administratively practicable following the date a distribution under the CLRP would have otherwise been made.

     f.        Any deferral election under this Section 4.1:

(1)  Must specify:

(i)  The time of distribution under one of the distributable events set forth under Sections 5.2.a and 5.2.b.; and

(ii)  The form of distribution set forth under Section 5.1.

(2)  Shall be irrevocable, except as otherwise provided in this Plan; and

(3)  Shall be made on a form supplied by the Plan Administrator.

4.2  Changes in Time and Form of Distribution.

a.  A Participant may make a subsequent election to change the time or form of distribution specified in Sections 3.3.a., 4.1, and 6.3.a., but only if the following conditions are satisfied:

(1)  The election may not take effect until at least twelve (12) months after the date on which the election is made;

(2)  In the case of an election to change the time and form of a distribution under Sections 5.2.a, 5.2.b, and 5.2.e a distribution may not be made earlier than at least five (5) years from the date the distribution would have otherwise been made;

(3)  The election must be made at least twelve (12) months before the date of the first scheduled distribution; and

(4)  The election may not result in an impermissible acceleration of payment prohibited under Code section 409A. If the Plan Administrator, in its sole discretion, determines that a change in the time or form of distribution will result in an impermissible acceleration, the Plan Administrator reserves the right to refuse to honor the change.

b.  A Participant may change the time and form of distribution specified in Sections 3.3.a., 4.1, and 6.3.a. to a (i) form of distribution set forth in Section 5.1.a. and/or (ii) distributable event described in Sections 5.2.a. and 5.2.b.

Article V
Distribution of Deferrals

The provisions of this Article V shall apply only to amounts subject to Code section 409A. Distribution rules applicable to Grandfathered Amounts are summarized in Appendix A of this Plan.

5.1    Forms of Distribution.

a.  A Participant may elect to receive his or her (i) AIP Awards, (ii) PSU Awards, (iii) RSU Awards, (iv) SERP Benefits, and (v) CLRP Benefits in:

(1)  A lump sum payment; or

(2)  Substantially equal annual installment payments up to fifteen (15) years.

All amounts of a Participant’s Account constructively invested in Company Common Stock shall be distributed in the form of Company Common Stock, except in the event a Change in Control occurs, in which case amounts constructively invested in Company Common Stock shall be dealt with in accordance with the terms of the EBPP applicable to such Participant. All other amounts shall be distributed in cash.

b.  (1)  Effective for distributions made under this Plan before April 1, 2007, such distributions shall be made as soon as administratively practicable during the first calendar quarter of the calendar year following the occurrence of a distributable event set forth under Sections 5.2.a and 5.2.b.

(2)  Effective for distributions made under this Plan on or after April 1, 2007, such distributions shall be made within ninety (90) days following the occurrence of a distributable event set forth under Sections 5.2.a. and 5.2.b.

c.  Notwithstanding the distribution form elected under Section 5.1.a., if a Participant’s Account balance is less than $10,000 upon the occurrence of a distributable event set forth under Sections 5.2.a. and 5.2.b, the full Account balance shall be distributed in a lump sum payment within ninety (90) days following the occurrence of a distributable event set forth under Sections 5.2.a. and 5.2.b.

5.2  Permissible Distributable Events. A Participant may designate in his or her Initial Election to Defer under Section 4.1 to receive a distribution:

a.  As of a specified date or time, but such date or time may not be later than the Plan Year following the calendar year in which the Participant attains age 70.

b.  Upon a Separation From Service.

(1)  In the case of a Separation from Service of a Key Employee, a distribution may not be made before the date which is six (6) months after the date of the Key Employee’s Separation from Service (or, if earlier, the date of death of the Key Employee) (hereinafter called the "Waiting Period"). Upon completion of the Waiting Period, a distribution shall be made in accordance with Section 5.1.b. or as soon as administratively practicable following the completion of the Waiting Period.

(2)  During the Waiting Period, a Key Employee’s Account will continue to accrue investment credits in accordance with Section 2.1.c.

(3)  For purposes of this Section 5.2.b.:

(i)  Key Employee means a "specified employee" under Code section 409A(a)(2)(B)(i) (i.e., a key employee (as defined under Code section 416(i) (without regard to paragraph (5) thereof) of a corporation any stock in which is publicly traded on an established securities market or otherwise) and applicable Treasury regulations and other guidance under Code section 409A.

(ii)  Separation from Service means a termination of employment within the meaning of Code section 409A and applicable Treasury regulations and other guidance under Code section 409A.

   c.  Distribution Upon Death. Notwithstanding any provision in the Plan to the contrary, if a Participant dies, the unpaid portion of such Participant’s Account balance shall be distributed to the Participant’s beneficiary, or in the absence of a beneficiary, to the Participant’s estate in an immediate lump sum payment as soon as administratively practicable following the date of death. A Participant may designate or change his or her beneficiary (without the consent of any prior beneficiary) on a form provided by the Plan Administrator and delivered to the Plan Administrator before the Participant’s death.

   d.  Withdrawals for Unforeseeable Emergency. The Plan Administrator may, in its sole discretion, permit a Participant to withdraw all or a portion of his or her AIP Sub-Account or the cash portion of his or her PSU Sub-Account in the event of demonstrated Unforeseeable Emergency. The amounts distributed with respect to an Unforeseeable Emergency may not exceed the amounts necessary to satisfy such Unforeseeable Emergency, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship). An Unforeseeable Emergency shall mean a severe financial hardship of a Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent

 (as defined in Code section 152(a)) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. A Participant seeking a withdrawal on account of an Unforeseeable Emergency must request a hearing with the Plan Administrator. If the Plan Administrator renders a decision in favor of permitting a withdrawal for an Unforeseeable Emergency, such amounts shall be payable to the Participant as soon as administratively practicable following such decision.

   e.  Distribution Upon a Change in Control. Notwithstanding any provision in the Plan to the contrary, a Participant’s Account balance under the Plan shall be distributed in an immediate lump sum payment on the later of (i) the first day of January of the year following the year in which both a Change in Control and Change in Control Event occurs and (ii) the one hundred twentieth (120th) day following the occurrence of both a Change in Control and Change in Control Event. For the purposes of this Section 5.2.e., a Change in Control Event means a Change in Control Event as defined under Code section 409A and applicable guidance thereunder.

5.3  Withholding. Any payments made pursuant to Articles III, V, or VI shall be subject to appropriate federal, state or local income tax withholdings. With respect to any withholdings required on a distribution of Company Common Stock, the Company will first withhold from the cash equivalent of dividends on such Company Common Stock and interest earned on such cash equivalent that are payable to the Participant on the date of distribution, and if such withholdings are insufficient, then the Company will withhold from such distribution such number of shares of Company Common Stock having a fair market value (as defined in the KEIP) equal to the amount required to satisfy the remaining withholding tax obligation, unless the Participant elects to (i) deposit with the Company such amount of cash or (ii) direct the Company to withhold cash from other amounts then distributed under this Plan to satisfy such withholding tax obligation.

Article VI
DC SERP

6.1  Eligibility. An individual will be eligible to become a Participant in this Plan and receive DC SERP Benefits in accordance with this Article VI if the individual is selected by the Compensation Committee in its sole discretion.

6.2               Benefits. A Participant meeting the eligibility requirements under Section 6.1 shall receive DC SERP Benefits in an amount equal to a percentage of Compensation determined by the Compensation Committee in its sole discretion. Such DC SERP Benefits shall be credited to a Participant’s DC SERP Benefits Sub-Account as soon as administratively practicable following the last day of the Plan Year. If a Participant becomes Disabled, such Participant shall continue to be credited with DC SERP Benefits in accordance with this Section 6.2 until the earlier of (i) two (2) years from the date benefits commence under the Company’s Long Term Disability Plan or (ii) the date he or she is no longer eligible for such long-term disability benefits, based on the amount of Compensation that was payable to the Participant at the time of Disability.

6.3              Time and Form of Benefit.

    a.   Nonelective Initial Deferral. Amounts held in a Participant's DC SERP Benefits Sub-Account shall be payable in a lump sum cash payment within ninety (90) days following the earlier of a Separation from Service, subject to the requirements under Section 5.2.b., or death, subject to the requirements under Section 5.2.c.

   b.  Distribution Upon Disability. Notwithstanding Section 6.3.a., if a Separation from Service is caused by a Participant becoming Disabled, amounts held in a Participant's DC SERP Benefits Sub-Account shall be payable in a lump sum cash payment two (2) years following the date benefits commence under the Company’s Long Term Disability Plan.

   c.  Change in Time and Form of Distribution. A Participant may make a subsequent election to change the time or form of the distribution of his or her DC SERP Benefits Sub-Account as specified in Section 6.3.a. in accordance with Section 4.2.b., but only if the requirements of Section 4.2.a. are satisfied. A distribution of a Participant’s DC SERP Sub-Account subject to a subsequent deferral election under this Section 6.3.c. shall be made within ninety (90) days following the occurrence of a distributable event set forth under Sections 5.2.a and 5.2.b. Notwithstanding a subsequent deferral election made under this Section 6.3.c., in the case of death, a distribution will be made in accordance with Section 5.2.c.

Article VII
 Plan Administrator

7.1  Plan Administrator Duties. The Plan Administrator shall administer this Plan. All members of the committee comprising the Plan Administrator may be Participants. A member of the committee comprising the Plan Administrator who is a Participant may not vote on matters affecting his or her personal benefit under this Plan, but any such individual shall otherwise be fully entitled to act in matters arising out of or affecting this Plan notwithstanding his or her participation herein. The Plan Administrator shall have the authority to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and decide or resolve any and all questions, including interpretations of this Plan, as may arise in connection with the Plan.

7.2  Agents. In the administration of this Plan, the Plan Administrator may, from time to time, employ agents and delegate to them or to others (including employees of the Company) such administrative duties as it sees fit. The Plan Administrator may from time to time consult with counsel, who may be counsel to the Company.

7.3  Binding Effect of Decisions. In carrying out its duties herein, the Plan Administrator (or its designee) shall have full discretion to exercise all powers and to make all determinations, consistent with the terms of the Plan, in all matters entrusted to it, and its determinations shall be final and binding on all parties.

7.4  Indemnity. The Company shall indemnify and hold harmless the Plan Administrator and any employees to whom administrative duties under this Plan are delegated,

against any and all claims, loss, damage, expense, or liability arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct.

Article VIII
Amendment and Termination

8.1  Amendment. The Committee may at any time amend the Plan in whole or in part. However, no amendment shall be effective to decrease or restrict any then existing Account or to change the Company’s obligations under any then existing Initial Deferral Election or as otherwise may be provided in an agreement entered into between the Company and the Participant prior to the date of such Initial Deferral Election or the Company’s Executive Benefits Protection Plan (or any similar or successor plan or program). After the occurrence of a Change in Control, no amendment shall be made to this Plan that would adversely affect the rights of any Participant without the consent of such Participant, except for such changes that the Committee reasonably determines, upon the advice of nationally recognized tax counsel, are necessary to fulfill the intent of the Plan to defer federal income taxation of Participants’ Accounts until such Accounts are paid in accordance with the terms of the Plan.

8.2  Board’s Right to Terminate. The Board may at any time terminate the Plan in its entirety, in which event no new Initial Deferral Elections shall be made, but the obligations of the Company under this Plan and under existing Initial Deferral Elections and Account balances shall continue.

8.3  No Material Modification. Notwithstanding the foregoing, no amendment of the Plan shall apply to Grandfathered Amounts, unless the amendment specifically provides that it applies to such amounts. The purpose of this restriction is to prevent a Plan amendment from resulting in an inadvertent “material modification” to Grandfathered Amounts.

Article IX
Miscellaneous

9.1  Unfunded Plan. This Plan is intended to be an “unfunded” plan maintained primarily to provide deferred compensation for a “select group of management or highly compensated employees” within the meaning of the Employee Retirement Income Security Act of 1974, as amended, and shall be so construed.

9.2  Rabbi Trust. The Company shall establish promptly a revocable trust to hold assets, subject to the claims of the Company’s creditors in the event of the Company’s insolvency, for the purpose of the payment of the benefits hereunder, which shall become irrevocable upon a Change in Control. The Company shall contribute to the Trust cash in such amounts and at such times as are specified in this Plan and in the applicable trust agreement. Upon the occurrence of a Change in Control, the Company shall contribute to a separate Trust account maintained for each Participant under the Trust, in cash, an amount equal to 100% of the value of each such Participant’s Account, less any amount credited to such Participant’s Trust account as of the date of such contribution. Amounts paid to Participants from the Trust shall discharge the obligations of the Company hereunder to the Participants to the extent of the payments so made.

9.3  Unsecured General Creditor. This Plan is unfunded. Benefits shall be paid from the Company’s general assets. Participants and their beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, interest or claims in any property or assets owned or which may be acquired by the Company. Such assets of the Company shall not be held under any trust for the benefit of Participants, their beneficiaries, heirs, successors or assigns, or held in any way as collateral security against the obligations of the Company under this Plan. The Company’s obligation under the Plan shall be that of an unfunded and unsecured promise of the Company to pay money in the future. The Company in its sole discretion, may, however, elect to provide for its liabilities under this Plan through a trust or funding vehicle, provided, however, that the terms of any such trust or funding vehicle shall not alter the status of Participants and beneficiaries as mere general unsecured creditors of the Company or otherwise cause the Plan to be funded or benefits taxable to Participants except upon actual receipt.

9.4  Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage, or otherwise encumber, transfer, hypothecate, or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof. The rights to all such amounts are expressly declared to be unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony, or separate maintenance owed by Participants or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency, except as required by law.

9.5  Domestic Relations Orders. Notwithstanding Section 9.4, all or a portion of a Participant’s Account may be paid to another person as specified in a domestic relations order that the Plan Administrator in its sole discretion determines is qualified (a “Qualified Domestic Relations Order”). For this purpose, a Qualified Domestic Relations Order means a judgment, decree, or order (including the approval of a settlement agreement) which is:

    (a)   Issued pursuant to a State’s domestic relations law;

    (b)   Relates to the provision of child support, alimony payments or marital property rights to a spouse, former spouse, child or other dependent of the Participant;

    (c)   Creates or recognizes the right of a spouse, former spouse, child or other dependent of the Participant to receive all or a portion of the Participant’s benefits under the Plan;

    (d)   Provides for payment in an immediate lump sum as soon as practicable after the Company determines that a Qualified Domestic Relations Order exists; and

(e)	Meets such other requirements established by the Plan Administrator.

The Plan Administrator in its sole discretion shall determine whether any document received by it is a Qualified Domestic Relations Order. In making this determination, the Plan Administrator may consider the rules applicable to “domestic relations orders” under Code section 414(p) and ERISA section 206(d), and such other rules and procedures as it deems relevant. If an order is determined to be a Qualified Domestic Relations Order, the amount to which the other person is entitled under the Order shall be paid in a single lump sum payment as soon as administratively practicable after such determination.

9.6  Not a Contract of Employment. The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between the Company and a Participant, and a Participant shall have no rights against the Company except as may otherwise be specifically provided herein. Moreover, nothing in the Plan shall be deemed to give a Participant the right to be retained in the service of the Company or to interfere with the right of the Company to discipline or discharge an employee at any time. This foregoing provisions of this Section 9.6 to the contrary notwithstanding, this Plan shall not diminish any rights or increase any obligations of a Participant or the Company under any employment agreement entered into by the Participant and the Company prior to such Participant’s Deferral Election, or after such Deferral Election to the extent that such employment agreement specifically provides that it shall supersede any inconsistency with the terms of this Plan.

9.7  Forfeiture of Benefits. If a Participant’s employment is terminated because of willful misfeasance or gross negligence in the performance of his or her duties, his or her right to benefits under this Plan shall be forfeited in the discretion of (i) the Committee, in the case of officers covered by Section 16(b) of the Securities and Exchange Act of 1934 or (ii) the Plan Administrator, in the case of all other Participants, and the Company shall have no further obligation hereunder to such Participant or his or her beneficiary(ies); provided, however, that notwithstanding any provision of the Plan, upon a Change in Control, a Participant’s AIP Awards, PSU Awards, RSU Awards, SERP Benefits, and CLRP Benefits deferred under the Plan (together, the “Deferred Benefits”) shall vest and be payable pursuant to the provisions of Sections 2.1, 2.2 and 2.5 of the EBPP applicable to such Participant and Section 7.IV(b) of the KEIP, respectively, and such vested Deferred Benefits shall not be subject to forfeiture under this Section 9.7. If a Participant is not a participant under any EBPP or the KEIP, upon a Change in Control, Sections 2.1, 2.2 and 2.5 of the Employee Benefits Protection Plan (Group 2) and Section 7.IV(b) of the KEIP shall nevertheless apply to the Participant’s Deferred Benefits and such Deferred Benefits shall not be subject to forfeiture under this Section 9.7.

9.8  Terms. Use of the masculine, feminine and neuter pronouns in this Plan are intended to be interchangeable and use of the singular will include the plural, unless the context clearly indicates otherwise.

9.9  Captions. The captions of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

9.10            Governing Law. This Plan shall be governed by the laws of the United States and, to the extent not preempted thereby, the laws of Pennsylvania; provided, however, that after a Change in Control, any court or tribunal that adjudicates any dispute, controversy or claim arising between the Participants and the Committee, Plan Administrator, Company or any of their delegates or successors, relating to or concerning the provisions of this Plan, will apply a de novo standard of review to any determinations made by such person. Such de novo standard shall apply notwithstanding the grant of full discretion hereunder to any such person or characterization of any decision by such person as final, binding or conclusive on any party.

9.11  Validity. The illegality or invalidity of any provision of this Plan shall not affect its remaining parts, but this Plan shall be construed and enforced without such illegal or invalid provisions.

9.12  Notice. Any notice or filing required or permitted to be given to the Plan Administrator under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to:

Employee Benefits Committee
The Hershey Company
100 Crystal A Drive
Hershey, Pennsylvania 17033

    Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

9.13  Successors. The provisions of this Plan shall bind and inure to the benefit of the Company and its successors and assigns. The term successors as used herein shall include any corporation or other business entity which shall, whether by merger, consolidation, purchase of assets, or otherwise, acquire all or substantially all of the business or assets of the Company, and successors of any such corporation or other business entity.

9.14  Incapacity. If the Plan Administrator finds that any Participant or beneficiary to whom a benefit is payable under this Plan is unable to care for his or her affairs, any payment due (unless prior claim therefore shall have been made by a duly authorized guardian or other legal representative) may be paid, upon appropriate indemnification of the Plan Administrator, to any person who is charged with the support of the Participant or beneficiary. Any such payment shall be payment for the account of the Participant and shall be a complete discharge of any liability of the Company under the Plan to the Participant or beneficiary.

IN WITNESS WHEREOF, the Company has caused this Deferred Compensation Plan to be amended and restated as of the 3rd day of October, 2006.

THE HERSHEY COMPANY

By: /s/ Marcella K. Arline
Marcella K. Arline
Senior Vice President, Chief People Officer

Appendix A

Distribution of the Grandfathered Amounts shall be made in accordance with the Plan terms as in effect on December 31, 2004 and as summarized in this Appendix A.

Article I
Distribution of Deferrals

1.1  Initial Election of Distribution Options in Deferral Election.

  a.  A Participant must specify in each of his or her Deferral Elections when such Account will be distributed. Distribution may be made or begin in any future Plan Year or Years, but distributions must begin not later than the Plan Year following the calendar year in which the Participant attains age 70. The Participant may elect to receive amounts deferred in a lump sum or in up to ten substantially equal annual installments. A Participant may specify different distribution dates and forms of payment under each of his or her Deferral Elections. All amounts of a Participant’s Accounts constructively invested in Company Common Stock shall be distributed in the form of Company Common Stock, except in the event a Change in Control occurs, in which case amounts constructively invested in Company Common Stock shall be dealt with in accordance with the terms of the EBPP applicable to such Participant. All other amounts shall be distributed in cash.

  b.  Any provision of this Plan to the contrary notwithstanding, all distributions hereunder shall be deferred until such time (but not beyond the occurrence of a Change in Control unless otherwise specified in a Participant’s Deferral Election), in the discretion of the Committee, as such distribution would not be disallowed as a deduction under Section 162(m) of the Internal Revenue Code.

1.2  Changes in Distribution Options.

  a.  A Participant is entitled to one future opportunity to further lengthen (not shorten) the deferral period provided in a Deferral Election and to make one future change with regard to lengthening (not shortening) the payment schedule provided in that Deferral Election up to a maximum payment schedule of ten years.

  b.              Any change in the deferral period or the payment schedule must be submitted to the Plan Administrator in writing, on a form provided by the Plan Administrator, at least twelve months, or such shorter period as the Plan Administrator may accept, but in no event later than the December 31, before the date payments were originally scheduled to begin. No change in the deferral period shall be permitted if such change would cause payments to begin after the Plan Year following the calendar year in which the Participant attains age 70.

1.3  Payment of Deferred Amounts.

  a.  Upon the date elected by the Participant, the Company shall begin to pay to the Participant an amount equal to the total amount then credited to the Participant’s Accounts. Such amount is to be paid either in one lump sum or in substantially equal annual installments over a period of years as previously elected by the Participant, which period shall be not more than ten years. Each annual installment shall include investment credits on the remaining balance during the previous Plan Year until the Accounts shall have been paid in full. A Participant may continue to express investment preferences as provided in Section 2.1.c during the period that an Account is being distributed.

  b.  If the Participant dies before payment in full of the amount standing to the Participant’s credit in the Accounts, the unpaid balance may be paid in one lump sum or in substantially equal installments to the Participant’s beneficiary over the remaining distribution period elected by the Participant. If the Participant dies before the beginning date of the deferred payment and did not indicate a specific method of distribution, then the Participant’s designated beneficiary may petition the Plan Administrator regarding the method of distribution. In the absence of a designated beneficiary, the balance of the Accounts will be paid in a lump sum to the estate of the Participant as soon as possible.

  c.  If the Participant’s employment is terminated for any reason other than Retirement, death or Disability before the elected payment date, then the Company, acting through the Plan Administrator, at its discretion, but subject to any limitations set forth in the EBPP applicable to such Participant (or any similar or successor plan or program) or any employment agreement to which the Participant is a party or is covered, at any time thereafter may:

 (1)  Immediately pay over any amounts credited to the Participant’s Accounts to the Participant; provided, however, if such termination of employment occurs at any time following a Change in Control, the Company and the Plan Administrator may not pay over any amounts credited to a Participant’s Accounts, unless prior to the occurrence of the Change in Control, such Participant made an election pursuant to which such Participant consented to receive an immediate payment of such Participant’s Accounts in the event such Participant’s employment is terminated following a Change in Control for any reason other than Retirement, death or Disability.

(2)  Deposit any amounts credited to the Participant’s Accounts in a grantor trust for the Company’s benefit who will manage and pay over such amounts to the Participant in accordance with the terms of this Plan, with administrative costs in such event being charged to the Participant’s Accounts; provided, however, that following a Change in Control, all such administrative costs shall be borne solely by the Company.

(3)  Continue to itself maintain and pay over amounts deferred to the Participant in accordance with the terms of this Plan and the Participant’s election pursuant thereto.

  d.  If both the Participant and his beneficiary die after payments to the Participant begin and before all payments are made from the Participant’s Accounts, the remaining value of the Accounts shall be determined as of the date of death of the beneficiary or Participant, whichever is later, and shall be paid as promptly as possible in one lump sum to the estate of the survivor of the Participant and such beneficiary.

  e.  A Participant may designate or change his or her beneficiary (without the consent of any prior beneficiary) on a form provided by the Plan Administrator and delivered to the Plan Administrator before the Participant’s death.

  f.  Subject to Section 3.1 of the Plan in effect on December 31, 2004: (1) if a Participant elects to receive amounts deferred in a lump sum or in annual installments on a date prior to Retirement, such payments will commence or payment will be made in the month of January of the Plan Year selected by the Participant; (2) if the Participant elects to receive amounts deferred in a lump sum (other than amounts deferred as Common Stock for payment in a lump sum) or in annual installments after Retirement, such payments shall commence or payment shall be made in the month of January of the Plan Year following the calendar year in which the Participant retires; and (3) if a Participant elects to receive amounts deferred as Common Stock in a lump-sum after Retirement, such payment will be made in the month of January of the Plan Year following the calendar year in which the Participant retires, unless an earlier date is approved by the Plan Administrator upon application by the Participant.

  g.  Notwithstanding anything herein to the contrary, if, at any time, the Company determines (based on advice of tax counsel), by reason of legislation relating to, amendment of, or interpretation by a court or administrative body of, the provisions of the Internal Revenue Code of 1986, as amended, or any rules and regulations promulgated thereunder, that any amounts deferred by a Participant under this Plan shall be currently taxable, such Participant shall be entitled to elect to receive immediate payment of any such deferred amounts (without any reduction other than applicable tax withholding).

1.4  Hardship Distributions. The Plan Administrator may, in its discretion, accelerate payments to a Participant in an amount up to the AIP bonus or the cash portion of a PSU award previously deferred, together with investment credits to date, in the event of demonstrated severe financial hardship (or any similar circumstances under which a payment would be permitted without causing the imposition of federal income taxes on Participants’ Accounts that have not been distributed, pursuant to Revenue Procedure 92-65 or any successor Revenue Procedure, Revenue Ruling, regulation or other applicable administrative determination issued by the Internal Revenue Service.) Any such payments made will be limited to the amount needed to meet the demonstrated financial need. A Participant seeking a financial hardship withdrawal from his or her Accounts must request a hearing with the Plan Administrator, who will then render a decision on whether to permit such distribution.

1.5  Other Withdrawals: Forfeiture Penalty. A Participant may, by written request on a form provided by the Plan Administrator, withdraw all or any portion of any of his Accounts as of any Determination Date, provided that the Participant shall forfeit 10% of the amount withdrawn as a penalty.

1.6  Withholding. Any payments made pursuant to Articles III, V, or VI shall be subject to appropriate federal, state or local income tax withholdings. With respect to any withholdings required on a distribution of Company Common Stock, the Company will first withhold from the cash equivalent of dividends on such Company Common Stock and interest earned on such cash equivalent that are payable to the Participant on the date of distribution, and if such withholdings are insufficient, then the Company will withhold from such distribution such number of shares of Company Common Stock having a fair market value (as defined in the KEIP) equal to the amount required to satisfy the remaining withholding tax obligation, unless the Participant elects to (i) deposit with the Company such amount of cash or (ii) direct the Company to withhold cash from other amounts then distributed under this Plan to satisfy such withholding tax obligation.